Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2017 Results

NEW YORK, NY, August 2, 2017 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the three and six months ended June 30, 2017.

Financial Results(1)(2)

•	Generated net income of $14.9 million, or $0.13 per diluted share, for the quarter and $69.7 million, or $0.63 per diluted share, for the six months ended June 30, 2017.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $38.7 million, or $0.34 per share, for the quarter and $112.1 million, or $1.01 per share, for the six months ended June 30, 2017.

•
Generated FFO as Adjusted of $0.33 per share for the quarter and $0.66 per share for the six months ended June 30, 2017, an increase of 6.5% per share compared to both the second quarter of 2016 and the six months ended June 30, 2016.

Operating Results(1)

•
Increased same-property cash Net Operating Income (“NOI”) by 5.0% compared to the second quarter of 2016 and by 5.3% compared to the six months ended June 30, 2016, primarily due to rent commencements at Garfield Commons, Kearny Commons and Bergen Town Center and higher recoveries.

•
Increased same-property cash NOI including properties in redevelopment by 5.6% compared to the second quarter of 2016 and by 6.1% compared to the six months ended June 30, 2016. Rent commencements at East Hanover warehouses, Walnut Creek and Montehiedra contributed to this growth.

•
Reported a decline in consolidated retail portfolio occupancy of 30 basis points to 95.9% compared to June 30, 2016 and 130 basis points compared to March 31, 2017, primarily as a result of acquiring centers with lower occupancy than our existing portfolio.

•	Increased same-property retail portfolio occupancy by 90 basis points to 98.2% compared to June 30, 2016 and reported a decrease of 10 basis points compared to March 31, 2017.

•
Executed 31 new leases, renewals and options totaling 373,000 square feet (sf) during the quarter. Same-space leases totaled 338,000 sf and generated average rent spreads of 1.7% on a GAAP basis and (2.7)% on a cash basis.

Acquisition and Disposition Activity

•
Acquired seven retail assets, predominantly in the New York metro area, totaling $325 million during the quarter. Funding for these acquisitions was comprised of approximately $122 million in UE operating partnership units valued at $27.02 per unit (4.5 million units), approximately $33 million of assumed debt, the issuance of approximately $126 million in non-recourse, mortgage loans and approximately $44 million in cash.

•	During the six months ended June 30, 2017, the Company acquired a total of nine retail assets as follows:

Date Acquired	Property	Location	GLA SF	Occupancy	Purchase Price

1/17/2017	Shops at Bruckner	Bronx, NY	114,000	100%	$32,000
2/2/2017	Hudson Mall	Jersey City, NJ	383,000	97%	43,700
5/24/2017	Yonkers Gateway Center (2 transactions)(3)	Yonkers, NY	437,000	88%	152,388
5/24/2017	The Plaza at Cherry Hill	Cherry Hill, NJ	413,000	74%	51,348
5/24/2017	Manchester Plaza	Manchester, MO	131,000	89%	19,794
5/24/2017	Millburn Gateway Center	Millburn, NJ	102,000	97%	43,748
5/24/2017	21 E Broad St/One Lincoln Plaza	Westfield, NJ	22,000	100%	9,670
5/25/2017	The Plaza at Woodbridge	Woodbridge, NJ	411,000	81%	99,752
		Total	2,013,000	87%	$452,400

•	Completed the sale of a 32,000 sf vacant building located in Eatontown, NJ for $5.0 million on June 30, 2017.

Development, Redevelopment and Anchor Repositioning Activity

•
Advanced thirteen active projects. Estimated gross cost for active and completed projects totals $203.4 million, a $10.3 million increase over the first quarter of 2017. Increased project costs are primarily offset by increased revenue from new tenant leases. These projects are expected to generate a 10% return. Of the $203.4 million, $96.8 million remains to be funded.

•	Sixteen additional pipeline projects are expected to earn 9% on the projected investment of $69-86 million.

Financing Activity

•
On May 10, 2017, issued 7.7 million common shares through an underwritten public offering generating cash proceeds of $193.5 million. The Company intends to use the net proceeds of this offering for development and redevelopment projects and for general corporate purposes including potential acquisitions that may be identified in the future.

Balance Sheet Highlights at June 30, 2017(1)(4)

•	Total market capitalization of approximately $4.3 billion comprising 120.4 million, fully diluted common shares valued at $2.9 billion and $1.4 billion of debt.

•	Net debt to total market capitalization of 27%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization ("EBITDA") of 5.6x.

•	$248 million of cash and cash equivalents and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of FFO to FFO as Adjusted for the three and six months ended June 30, 2017.
(3) The acquisition of Yonkers Gateway Center closed in two transactions. On January 4, 2017, the Company acquired fee and leasehold interests for $51.7 million. On May 24, 2017, the Company acquired the remaining fee and leasehold interests not previously acquired for $100.7 million.
(4) The tables accompanying this press release provide the calculation of fully diluted common shares and a reconciliation of net income to EBITDA and Adjusted EBITDA.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including transaction costs associated with acquisition and disposition activity and non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 76 properties for the three and six months ended June 30, 2017 and 2016. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, under contract to be sold, or that are in the foreclosure process during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis for a full quarter. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties.

•
EBITDA and Adjusted EBITDA: EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized by us in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 76 properties for the three and six months ended June 30, 2017 and 2016. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, under contract to be sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 90 properties totaling 16.6 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline and the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2016 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Real estate, at cost:
Land	$522,098	$384,217
Buildings and improvements	1,992,386	1,650,054
Construction in progress	123,009	99,236
Furniture, fixtures and equipment	5,591	4,993
Total	2,643,084	2,138,500
Accumulated depreciation and amortization	(568,980)	(541,077)
Real estate, net	2,074,104	1,597,423
Cash and cash equivalents	248,407	131,654
Restricted cash	14,422	8,532
Tenant and other receivables, net of allowance for doubtful accounts of $2,947 and $2,332, respectively	13,299	9,340
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $324 and $261, respectively	85,737	87,695
Identified intangible assets, net of accumulated amortization of $26,140 and $22,361, respectively	94,964	30,875
Deferred leasing costs, net of accumulated amortization of $14,910 and $13,909, respectively	19,771	19,241
Deferred financing costs, net of accumulated amortization of $1,228 and $726, respectively	3,755	1,936
Prepaid expenses and other assets	9,245	17,442
Total assets	$2,563,704	$1,904,138

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,412,397	$1,197,513
Identified intangible liabilities, net of accumulated amortization of $60,937 and $72,528, respectively	187,223	146,991
Accounts payable and accrued expenses	63,388	48,842
Other liabilities	16,627	14,675
Total liabilities	1,679,635	1,408,021
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 107,564,687 and 99,754,900 shares issued and outstanding, respectively	1,075	997
Additional paid-in capital	683,889	488,375
Accumulated deficit	(10,479)	(29,066)
Noncontrolling interests:
Redeemable noncontrolling interests	209,202	35,451
Noncontrolling interest in consolidated subsidiaries	382	360
Total equity	884,069	496,117
Total liabilities and equity	$2,563,704	$1,904,138

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE
Property rentals	$64,708	$58,683	$127,206	$117,612
Tenant expense reimbursements	23,881	19,879	47,652	42,386
Income from acquired leasehold interest	—	—	39,215	—
Management and development fees	351	526	830	981
Other income	561	369	662	1,546
Total revenue	89,501	79,457	215,565	162,525
EXPENSES
Depreciation and amortization	23,701	13,558	39,529	27,473
Real estate taxes	14,711	12,723	28,103	25,972
Property operating	11,088	9,840	24,456	22,699
General and administrative	7,709	7,535	15,790	14,255
Real estate impairment loss	303	—	3,467	—
Ground rent	2,436	2,483	5,106	5,021
Transaction costs	132	34	183	84
Provision for doubtful accounts	906	494	1,099	845
Total expenses	60,986	46,667	117,733	96,349
Operating income	28,515	32,790	97,832	66,176
Gain on sale of real estate	—	15,618	—	15,618
Interest income	336	177	463	344
Interest and debt expense	(13,627)	(12,820)	(26,742)	(26,249)
Loss on extinguishment of debt	—	—	(1,274)	—
Income before income taxes	15,224	35,765	70,279	55,889
Income tax benefit (expense)	(304)	306	(624)	(30)
Net income	14,920	36,071	69,655	55,859
Less (net income) loss attributable to noncontrolling interests in:
Operating partnership	(1,326)	(2,201)	(5,464)	(3,355)
Consolidated subsidiaries	(11)	(2)	(22)	2
Net income attributable to common shareholders	$13,583	$33,868	$64,169	$52,506

Earnings per common share - Basic:	$0.13	$0.34	$0.63	$0.53
Earnings per common share - Diluted:	$0.13	$0.34	$0.63	$0.53
Weighted average shares outstanding - Basic	104,063	99,274	101,863	99,270
Weighted average shares outstanding - Diluted	104,260	99,668	111,224	99,592

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2017. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
	(in thousands)	(per share)	(in thousands)	(per share)
Net income	$14,920	$0.13	$69,655	$0.63
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(1,326)	(0.01)	(5,464)	(0.05)
Consolidated subsidiaries	(11)	—	(22)	—
Net income attributable to common shareholders	13,583	0.12	64,169	0.58
Adjustments:
Rental property depreciation and amortization	23,452	0.21	39,031	0.35
Real estate impairment loss	303	—	3,467	0.03
Limited partnership interests in operating partnership	1,326	0.01	5,464	0.05
FFO applicable to diluted common shareholders(1)	38,664	0.34	112,131	1.01

Transaction costs	132	—	183	—
Loss on extinguishment of debt	—	—	1,274	0.01
Tenant bankruptcy settlement income	(486)	(0.01)	(513)	(0.01)
Income from acquired leasehold interest(2)	—	—	(39,215)	(0.35)
FFO as Adjusted applicable to diluted common shareholders(1)	$38,310	$0.33	$73,860	$0.66

Weighted average diluted common shares - FFO(1)	114,433		111,224
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.
(2) Income from acquired leasehold interest at the Shops at Bruckner includes the write-off of unamortized intangible liability related to the below-market ground lease acquired and existing straight-line receivable balance.

The following table reflects the reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.

(in thousands)	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
Weighted average diluted shares used to calculate EPS	104,260	111,224
Assumed conversion of OP and LTIP Units to common stock(1)	10,173	—
Weighted average diluted common shares used to calculate FFO per share	114,433	111,224
(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share for the three months ended June 30, 2017, because their inclusion is anti-dilutive and included for the six months ended June 30, 2017, because their inclusion is dilutive. FFO includes earnings allocated to unitholders as the inclusion of these units is dilutive to FFO per share.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and six months ended June 30, 2017 and 2016. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
(Amounts in thousands)	2017	2016	2017	2016
Net income	$14,920	$36,071	$69,655	$55,859
Add: income tax expense (benefit)	304	(306)	624	30
Income before income taxes	15,224	35,765	70,279	55,889
Interest income	(336)	(177)	(463)	(344)
Gain on sale of real estate	—	(15,618)	—	(15,618)
Interest and debt expense	13,627	12,820	26,742	26,249
Loss on extinguishment of debt	—	—	1,274	—
Operating income	28,515	32,790	97,832	66,176
Depreciation and amortization	23,701	13,558	39,529	27,473
Real estate impairment loss	303	—	3,467	—
General and administrative expense	7,709	7,535	15,790	14,255
Transaction costs	132	34	183	84
NOI	60,360	53,917	156,801	107,988
Less: non-cash revenue and expenses	(1,452)	(1,454)	(42,253)	(3,265)
Cash NOI(1)	58,908	52,463	114,548	104,723
Adjustments:
Cash NOI related to properties being redeveloped(1)	(5,414)	(4,851)	(10,868)	(9,525)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(4,050)	(477)	(5,628)	(970)
Management and development fee income from non-owned properties	(351)	(526)	(830)	(981)
Tenant bankruptcy settlement income	(486)	(340)	(513)	(1,490)
Other(2)	20	36	12	84
Subtotal adjustments	(10,281)	(6,158)	(17,827)	(12,882)
Same-property cash NOI	$48,627	$46,305	$96,721	$91,841
Adjustments:
Cash NOI related to properties being redeveloped	5,414	4,851	10,868	9,525
Same-property cash NOI including properties in redevelopment	$54,041	$51,156	$107,589	$101,366
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2017 and 2016. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDA and Adjusted EBITDA.

	Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
(Amounts in thousands)	2017	2016	2017	2016
Net income	$14,920	$36,071	$69,655	$55,859
Depreciation and amortization	23,701	13,558	39,529	27,473
Interest and debt expense	13,627	12,820	26,742	26,249
Income tax expense (benefit)	304	(306)	624	30
EBITDA	52,552	62,143	136,550	109,611
Adjustments for Adjusted EBITDA:
Real estate impairment loss	303	—	3,467	—
Transaction costs	132	34	183	84
Loss on extinguishment of debt	—	—	1,274	—
Tenant bankruptcy settlement income	(486)	(340)	(513)	(1,490)
Gain on sale of real estate	—	(15,618)	—	(15,618)
Income from acquired leasehold interest	—	—	(39,215)	—
Adjusted EBITDA	$52,501	$46,219	$101,746	$92,587

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

June 30, 2017
Common shares outstanding	107,564,687
OP and LTIP units (dilutive)	12,830,232
Fully diluted common shares	120,394,919